CONSULTING AGREEMENT


     THIS AGREEMENT is being entered into as of September 1, 1997, by and between DELSOFT CONSULTING, INC., a Georgia corporation with principal offices at 106 Bombay Lane, Roswell, Georgia 30076 (hereinafter called the "Company"), and JERRY ROSEMEYER, residing at 2355 Old Northpark Lane, County of Fulton, City of Alpharetta 30004 (hereinafter called the "Rosemeyer").

                           WITNESSETH:

     WHEREAS, Company and Rosemeyer have mutually agreed to terminate the Employment Agreement between Company and Rosemeyer dated July 1, 1996; and

     WHEREAS, the parties deem it to be in their best interests to set forth in writing the terms and conditions under which this Consulting Agreement is to be made.

     NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties hereto as hereinafter set forth, the parties hereto hereby agree as follows:

1.   TERM OF CONSULTING AGREEMENT.

     The term of this Consulting Agreement shall begin as of the 1st day of September 1997, and terminate upon Company's satisfaction of all terms and conditions stated herein.

2.   COMPENSATION AND BENEFITS.

          a) COMPENSATION. Rosemeyer shall receive total compensation of $288,000 over a period of twenty four (24) months in consecutive equal monthly installments of $12,000.00.
Payments shall be made payable to the order of Rosemeyer and mailed to 2355 Northpark Lane, Alpharetta, Georgia 30004. The first payment shall be made to and received by Rosemeyer on September 30, 1997, and each successive payment shall be made on the last day of each month thereafter.

          b) OPTIONS. Rosemeyer shall receive on July 1, 1998, and on an annual basis thereafter, for a period of four (4) years, an option to purchase twenty five thousand (25,000) shares of Company stock in accordance with the terms and conditions of the Company Stock Option Plan.

          c) VACATION. Rosemeyer shall receive payment, on or before November 1, 1997, for ten (10) days of accrued vacation.

          d) BONUS. Rosemeyer shall receive payment for any amount due and owing as of June 30, 1997, pursuant to the Company Executive Incentive Compensation Program. Payment will be made in the same manner and in the same amounts as the Company makes to all other participants. Notwithstanding the foregoing, any amounts due and owing pursuant to this subsection shall be paid in full on or before the expiration of this Consulting Agreement.

          e) COMMISSIONS. Rosemeyer shall receive a commission of 10% of the gross sales price for any sale of the Company's "Hyperdate Methodology" made by Rosemeyer on behalf of the Company after September 1, 1997. In the event a sale is consummated, Rosemeyer shall also be reimbursed for any reasonable expenses incurred in completing such sale. Payment shall be made on or before thirty (30) days after receipt of payment from Company's customer. Notwithstanding the foregoing, Rosemeyer shall not receive commissions for any sale made to an existing or prospective customer of the Company as of the date of this Consulting Agreement.

          f)   OTHER.

               (i) Placements. Rosemeyer shall be entitled to $1/hr for each hour worked by any consultants introduced to the Company by Rosemeyer and placed by Company with Company's customers on or after September 1, 1997. Payment shall be made on or before thirty (30) days after receipt of payment from Company's customer for such work.

               (ii) Projects. Rosemeyer and company shall mutually agree to the compensation to be paid to Rosemeyer for any projects introduced to the Company by Rosemeyer on or after September 1, 1997, that involve any person and/or entity not presently a customer or prospective customer of the Company. Rosemeyer shall be paid on such terms and conditions as are mutually agreed to by the parties hereto.

               (iii) Consulting Services. Rosemeyer shall be entitled to compensation for any consulting services provided to Company's customers at the written request of Company on such terms and conditions as are mutually agreed on by the parties hereto.

3.   CONDITIONS TO COMPENSATION AND BENEFITS.

     In consideration of the compensation and benefits stated herein, upon the written request of Company Rosemeyer agrees to provide up to ten (10) hours of services per week during the term of this Agreement.

4.   RESTRICTIONS.

     Rosemeyer shall have no authority to negotiate, enter into, or execute any contracts binding upon the Company, and/or create any obligations, financial or otherwise, on the part of the Company, and/or perform any other acts and/or take any other actions on behalf of the Company, except such as shall be specifically authorized by the Board of Directors of the Company or by an executive officer of the Company acting pursuant to authority granted by the Board of Directors.

5.   TERMINATION.

          a) DEATH. This Agreement shall terminate upon Rosemeyer's death. Upon such termination, the Company shall pay

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
to Rosemeyer's estate (or as Rosemeyer or his estate shall otherwise direct) any amounts which remain due and owing hereunder on such terms and conditions as are stated herein.
Company shall further use its reasonable efforts to assist in the prompt processing of claims under applicable employee benefit plans.

          b) CAUSE. This Agreement may be terminated by the Company by written notice to Rosemeyer for cause as defined in this section. Cause means any material breach of this Agreement.

          c) DATE AND EFFECT OF TERMINATION. The Date of Termination of this Agreement shall be (i) in the case of Section 5(a), the date of Employee's death; or (ii) in the case of a termination of this Agreement pursuant to Section 5(b), the date specified in the Company's notice of such termination. Upon any termination of this Agreement pursuant to this Section 5, Rosemeyer shall not be entitled to any further payments or benefits of any nature pursuant to this Agreement, except as specifically provided for in this Agreement. Sections 6, 7 8, 9, and 10 (and to the extent applicable thereto, Sections 11, 12 and 13) shall survive any termination of this Agreement pursuant to this Section 5.

6.   CONFIDENTIALITY.

     During the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement for any reason whatsoever or the expiration of this Agreement, Rosemeyer will not divulge to anyone or use for his own benefit or the benefit of any third party any confidential information of the Company or any of its subsidiaries (including, without limitation, all technical designs and specifications, trade secrets, financial data and marketing strategies) learned by Rosemeyer during the performance of his duties as an employee of the Company and/or during the term of this Agreement hereunder unless (a) any such information becomes generally available to the public other than as a result of disclosure by Rosemeyer, and/or (b) Rosemeyer is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case Rosemeyer will (i) promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order, and (ii) cooperate with the Company, at its expense, in seeking such an order. Upon termination or expiration of this Agreement, Rosemeyer shall promptly deliver to the Company all confidential information of the Company or any of its subsidiaries.

7.   NONSOLICITATION OF EMPLOYEES.

     During the term of this Agreement and for a period of eighteen (18) months following the Date of Termination of this Agreement for any reason whatsoever or the expiration of this Agreement, Rosemeyer will not, either directly or indirectly, on Rosemeyer's own behalf or on behalf of others solicit, divert or hire, any person employed by the Company at any location where Rosemeyer performed services for the Company or any person with

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
whom Rosemeyer had regular contact in the course of his employment by the Company and/or during the term of this Agreement, whether or not the employment of any such person is pursuant to a written agreement, for a determined period or at will.

8.   NONSOLICITATION OF CUSTOMERS.

     During the term of this Agreement and for a period of eighteen (18) months following the Date of Termination of this Agreement for any reason whatsoever or the expiration of this Agreement, Rosemeyer will not (except on behalf of or with the prior written consent of the Company), either directly or indirectly, on Rosemeyer's own behalf or on behalf of others: solicit, divert, appropriate to, or accept on behalf of any business which competes with, or is substantially the same as, the business conducted by or contemplated by the Company or any of its subsidiaries during the performance of his duties as an employee of the Company and/or during the term of this Agreement, any business from any customer or actively sought prospective customer of the Company with whom Rosemeyer has had regular contact, and/or whose contacts with the Company have been supervised by Rosemeyer, and/or any individual and/or entity that becomes a customer of Company during the term of this Agreement.

     Rosemeyer expressly acknowledges and agrees that the individual and/or entities delineated on Attachment "A" appended hereto are the customers or actively sought prospective customers of the Company with whom Rosemeyer has had regular contact, and/or whose contacts with the Company have been supervised by Rosemeyer.

     Rosemeyer and Company expressly acknowledge and agree that any individual and/or entity that becomes a customer of Company during the term of this Agreement shall be added to Attachment
"A" and expressly incorporated therein.

     Notwithstanding anything to the contrary stated herein, "actively sought prospective customers" shall not include any actively sought prospective customers of the Company that do not become customers of the Company prior to September 1, 1998.

9.   EQUITABLE RELIEF.

     Rosemeyer: (i) acknowledges that any breach or attempted breach of the provisions of any of Sections 6, 7, or 8 will cause immediate and irreparable harm to the Company and that a remedy at law for any such breach or attempted breach shall be inadequate; (ii) agrees that the Company shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity as may be available to it with respect to any such breach or attempted breach); and (iii) agrees to waive any requirements for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any term, provision, covenant or restriction in sections 6, 7, or 8 i held by a court of competent

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jurisdiction to be invalid, void or unenforceable, and such court of competent jurisdiction is so authorized by state or common law, such term, provision, covenant or restriction shall be deemed amended to the extent required to render it valid, binding and enforceable.

10.  RELEASE.

     Rosemeyer does hereby remise, release and forever discharge the Company, and all business entities with which it is or has been affiliated, together with any predecessor, successor, parent, or subsidiary entity as well as any officers, directors, employees, agents, designees, assignees, representatives, attorneys or any other person acting or purporting to act on behalf of the Company or any such other business entity and/or person previously descried herein, whether herein named or referred to or not, and who, together with the above named, may be jointly, severally, and/or jointly and severally liable to Rosemeyer, whether in their individual and/or corporate capacity, of and from any and all, and all manner of, actions and causes of action, rights, suits, covenants, contracts, agreements, judgments, claims and demands whatsoever in law or equity existing as of this date.

11.  ENTIRE AGREEMENT.

     This Agreement embodies the entire agreement and understanding between Rosemeyer and the Company with respect to the subject matter hereof This Agreement supersedes any and all other agreements between the parties with respect to its subject matter, including, but not limited to, the Employment Agreement between the parties dated July 1, 1996. No other agreement, statement, or promise relating to the subject matter of this Agreement that is not contained herein shall be valid or binding.

12.  SEVERABILITY.

     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenant and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.  GOVERNING LAW.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.




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
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and behalf by its duly authorized officer and Jerry Rosemeyer has hereunto set his hand, all on the day and year first above written.

WITNESS:                           DELSOFT CONSULTING, INC.

/s/ Adil Choskey                   /s/ Jeffrey A. Rinde
                                   Jeffrey A. Rinde, CFO


                                   /s/ Benjamin J. Giacchino
                                   Benjamin Giacchino, for Board of
                                   Directors

WITNESS:

/s/ Adil Choskey                   /s/ Jerry Rosemeyer
                                   Jerry Rosemeyer








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